RALPH E. DAVIS
ASSOCIATES, INC.

CONSENT OF
RALPH E. DAVIS ASSOCIATES, INC.

We hereby consent to the use of the name "Ralph E. Davis Associates, Inc" and the reference to Ralph E. Davis Associates, Inc., and the inclusion of and references to our report, or information contained therein, dated January 30, 2006, prepared for Cadence Resources Corporation in the S-8 Registration Statement for the filing dated on or about May 10, 2006.

Houston, Texas
May 10, 2006

RALPH E. DAVIS ASSOCIATES, INC.
Joseph Mustacchia Jr.
Joseph Mustacchia, Jr.
Executive Vice-President

1717 St. James Place, Suite 460 Houston, Texas 77056 Office 713-622-8955 Fax 713-626-3664 www.ralphedavis.com
Worldwide Energy Consultants Since 1924